Exhibit 99.1

ARRIS Announces Preliminary and Unaudited Second Quarter 2016 Results

SUWANEE, Ga., July 27 2016 – ARRIS International plc (NASDAQ:ARRS) today announced preliminary and unaudited financial results for the second quarter 2016.

Second Quarter 2016 Financial Highlights

•	GAAP revenues were $1.730 billion

•	Adjusted revenues (a non-GAAP measure) were $1.734 billion

•	GAAP net income was $0.44 per diluted share

•	Adjusted net income (a non-GAAP measure) was $0.84 per diluted share

•	End-of-quarter cash resources were $902.9 million

•	Cash from operating activities was $260.8 million

•	Order backlog was $1.239 billion

•	Book-to-bill ratio was 0.94

On January 4, 2016 the Company completed the acquisition of Pace plc (the “Combination”) and, as a result, comparisons to prior year periods are materially affected and the results include several restructuring and acquisition related items.

“We entered the second quarter with great momentum as reflected in results that came in stronger than our guidance. The integration of Pace continues to be on track and is mostly complete. With respect to the third quarter 2016, we expect revenues will be in the range of $1.700 billion to $1.750 billion, with GAAP net income per diluted share in the range of $0.28 to $0.33 and adjusted net income per diluted share in the range of $0.72 to $0.77. As a result, we are now estimating our full year 2016 revenue to be at the high end of our annual guidance while net income per diluted share is trending above our annual guidance,” said Bob Stanzione, ARRIS Chairman and CEO.

The Company’s GAAP revenues and earnings may be affected by the variability associated with the accounting required for the Company’s outstanding warrants issued to a customer. In establishing the Company’s guidance, certain assumptions regarding product volume, product mix and the fair value of the warrants have been made and actual results could materially differ. The Company intends to adjust for the accounting impact, which is non-cash, in its non-GAAP results.

GAAP revenues in the second quarter 2016 of $1.730 billion were up $470 million, or 37%, as compared to second quarter 2015 revenues of $1.260 billion. Second quarter revenues were also up $115 million, or 7%, as compared to first quarter 2016 revenues of $1.615 billion. The second quarter 2016 revenues reflect a reduction of $4.3 million related to outstanding warrants.

Through the first two quarters of 2016, revenues of $3.345 billion were up $870 million, or 35% as compared to the first two quarters of 2015 revenues of $2.475 billion.

Adjusted revenues (a non-GAAP measure) in the second quarter 2016 were $1.734 billion as compared to $1.260 billion for the second quarter 2015, and the first quarter 2016 revenue of $1.615 billion.

Year to date, adjusted revenues were $3.349 billion for 2016 as compared to the first six months of 2015 adjusted revenues of $2.475 billion.

A reconciliation of adjusted revenue to GAAP revenue is attached to this release and also can be found on the Company’s website (www.arris.com).

GAAP net income in the second quarter 2016 was $0.44 per diluted share, as compared to GAAP net income of $0.11 per diluted share in the second quarter of 2015 and a GAAP net loss of $(1.06) per diluted share in the first quarter 2016.

Year to date, GAAP net loss was $(0.62) per diluted share for 2016, as compared to the first six months of 2015 GAAP net income of $0.24 per diluted share.

Adjusted net income (a non-GAAP measure) in the second quarter 2016 was $0.84 per diluted share, as compared to $0.53 per diluted share for the second quarter 2015, and the first quarter 2016 adjusted net income of $0.47 per diluted share.

Year to date, adjusted net income was $1.30 per diluted share for 2016 as compared to the first six months of 2015 adjusted net income of $0.97 per diluted share.

A reconciliation of adjusted net income per diluted share to GAAP net income per diluted share is attached to this release and also can be found on the Company’s website (www.arris.com).

Cash & Cash Equivalents - The Company ended the second quarter 2016 with $902.9 million of cash resources, as compared to $676.2 million at the end of the first quarter 2016. The Company generated $260.8 million of cash from operating activities during the second quarter 2016, as compared to $71.9 million during the second quarter of 2015. Through the first six months of 2016, the Company generated $38.2 million of cash from operating activities. This compares to $8.6 million generated during the same period in 2015.

Order backlog at the end of the second quarter 2016 was $1.239 billion as compared to $651.3 million and $1.335 billion at the end of the second quarter 2015 and the first quarter 2016, respectively. The Company’s book-to-bill ratio in the second quarter 2016 was 0.94 as compared to the second quarter 2015 of 0.94 and the first quarter 2016 of 1.24.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, July 27, 2016, to discuss these results in detail. You may participate in this conference call by dialing 888-680-0878 or 617-213-4855 for international calls prior to the start of the call and providing the ARRIS International plc name, conference pass code 83685467# and Bob Puccini as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through August 3, 2016, by dialing 888-286-8010 or 617-801-6888 for international calls and using the pass code 39999710. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arris.com.

Forward-Looking Statements

Statements made in this press release, including those related to:

•	revenues and net income for the third quarter 2016, and beyond;

•	integration of the recently acquired Pace business;

•	expected sales levels and acceptance of new ARRIS products; and

•	the general market outlook and industry trends

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

•	projected results for the third quarter and full year 2016, as well as the general outlook for 2016 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	the strengthening U.S. Dollar may adversely impact our international customer’s ability or willingness to purchase products and the pricing of our products;

•	we may fail to realize the expected benefits of the recently completed Pace acquisition and may incur significant additional transaction costs and/or unknown liabilities;

•	impacts of the recent U.K. referendum to leave the European Union, and the timing with respect to the same, remain largely unknown, and could have an adverse impact on our results of operations;

•	regulatory changes, including those related to tax and the FCC, could have an adverse impact on our operations and results of operations;

•	the outstanding warrants held by a customer will result in fluctuations in our GAAP revenues as a result of the required accounting adjustments;

•	our customers operate in a capital intensive consumer based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that we offer;

•	because the market in which we operate is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

•	recently completed transactions within our customer base, including the acquisition of Cablevision by Altice, and the acquisition of Time Warner by Charter, may have an impact on the amount and/or timing of customer’s spending.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: rights to intellectual property, including related litigation; the impact of rapidly changing technologies; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended March 31, 2016. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

###

Contact:

Bob Puccini

Investor Relations

+1.720.895.7787

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises, LLC. All other trademarks are the property of their respective owners. © ARRIS Enterprises, LLC. 2016. All rights reserved.

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$870,992	$659,181	$863,582	$673,346	$490,939
Short-term investments, at fair value	21,881	17,069	15,470	107,777	128,852

Total cash, cash equivalents and short term investments	892,873	676,250	879,052	781,123	619,791

Accounts receivable, net	1,053,760	972,540	651,893	647,726	785,869
Other receivables	55,698	31,868	12,233	8,684	11,268
Inventories, net	647,497	662,287	401,592	367,536	389,556
Prepaid income taxes	23,950	22,349	25,624	29,071	26,413
Prepaids	39,388	37,285	19,319	26,430	36,746
Current deferred income tax assets	—	—	—	104,345	105,384
Other current assets	136,177	123,858	120,490	148,385	102,987

Total current assets	2,849,344	2,526,437	2,110,203	2,113,300	2,078,014

Property, plant and equipment, net	367,696	369,255	312,311	319,443	324,154
Goodwill	2,090,615	2,068,274	1,013,963	1,016,696	1,017,430
Intangible assets, net	1,902,864	2,036,791	810,448	868,054	923,837
Investments	77,749	72,115	69,542	74,924	75,381
Noncurrent deferred income tax assets	224,889	221,315	185,439	70,557	87,291
Other assets	21,626	18,849	21,610	26,843	27,842

	$7,534,782	$7,313,036	$4,523,516	$4,489,817	$4,533,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,016,956	$818,494	$514,877	$558,371	$608,133
Accrued compensation, benefits and related taxes	98,048	97,346	111,389	97,326	78,333
Accrued warranty	66,568	58,812	27,630	35,488	29,176
Deferred revenue	147,284	144,603	137,606	97,490	107,632
Current portion of LT debt & financing lease obligations	94,217	94,119	43,591	43,506	43,446
Current income tax liabilities	2,892	65,543	8,368	13,139	9,587
Other accrued liabilities	262,604	248,812	169,169	168,870	155,482

Total current liabilities	1,688,570	1,527,729	1,012,630	1,014,190	1,031,789
Long-term debt & financing lease obligations, net of current portion	2,221,383	2,242,071	1,496,243	1,507,172	1,518,063
Accrued pension	55,742	55,287	64,052	67,570	68,865
Noncurrent income taxes payable	84,694	68,974	42,197	38,145	43,586
Noncurrent deferred income tax liabilities	342,531	385,690	503	329	332
Other noncurrent liabilities	138,013	126,330	66,930	71,560	92,544

Total liabilities	4,530,933	4,406,081	2,682,555	2,698,966	2,755,179

Stockholders’ equity:
Ordinary shares	2,835	2,824	—	—	—
Common stock	—	—	1,790	1,819	1,814
Capital in excess of par value	3,227,758	3,204,853	1,777,276	1,762,111	1,765,804
Treasury stock at cost	—	—	(331,329)	(331,329)	(331,331)
Accumulated other comprehensive loss	(28,973)	(20,476)	(12,646)	(20,236)	(12,664)
Retained earnings	(240,424)	(324,667)	358,823	328,782	302,525

Total ARRIS Group Inc. stockholders’ equity	2,961,195	2,862,534	1,793,914	1,741,147	1,726,150
Stockholders’ equity attributable to noncontrolling interest	42,655	44,421	47,047	49,704	52,620

Total stockholders’ equity	3,003,851	2,906,955	1,840,961	1,790,851	1,778,770

	$7,534,782	$7,313,036	$4,523,516	$4,489,817	$4,533,949

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$1,730,044	$1,260,077	$3,344,750	$2,475,234
Cost of sales	1,285,310	895,716	2,515,983	1,774,317

Gross margin	444,734	364,361	828,766	700,917

Operating expenses:
Selling, general, and administrative expenses	105,746	107,209	225,710	207,534
Research and development expenses	152,580	136,260	313,726	268,728
Amortization of intangible assets	109,883	56,783	208,376	113,930
Integration, acquisition, restructuring and other costs	43,137	12,566	134,057	13,465

	411,346	312,818	881,868	603,657

Operating income	33,388	51,542	(53,102)	97,260
Other expense (income):
Interest expense	19,102	28,454	38,728	41,821
Loss on investments	6,389	1,410	8,348	3,119
(Gain) loss on foreign currency	(9,801)	(6,659)	2,440	(6,639)
Interest income	(1,185)	(558)	(1,968)	(1,281)
Other (income) expense, net	5,219	934	4,869	7,997

Income (loss) before income taxes	13,664	27,962	(105,519)	52,241
Income tax (benefit) expense	(68,795)	12,819	17,218	17,973

Consolidated net income (loss)	82,459	15,143	(122,737)	34,268
Net loss attributable to noncontrolling interests	(1,769)	(1,615)	(4,392)	(1,615)

Net income (loss) attributable to ARRIS International plc	$84,228	$16,758	($118,345)	$35,883

Net income (loss) per common share (1):
Basic	$0.44	$0.11	$(0.62)	$0.25

Diluted	$0.44	$0.11	$(0.61)	$0.24

Weighted average common shares:
Basic	190,409	146,293	191,743	145,823

Diluted	191,250	149,276	193,591	149,132

(1)	Calculated based on net income attributable to shareowners of ARRIS International plc

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Operating Activities:
Consolidated net income (loss)	$82,459	$15,143	(122,737)	$34,268
Depreciation	22,172	17,053	46,043	36,937
Amortization of intangible assets	111,541	57,849	211,307	115,701
Amortization of deferred finance fees and debt discount	1,935	4,112	3,864	6,293
Impairment of intangible assets	2,300	—	2,300	—
Deferred income tax provision (benefit)	(48,271)	11,399	(85,184)	(6,790)
Stock compensation expense	11,901	16,293	26,177	30,267
Provision for doubtful accounts	209	1,982	1,054	2,249
Provision for non-cash warrants	4,283	—	4,283	—
Loss on disposal of property, plant & equipment and other	3,945	145	3,929	6,022
Impairment / loss on investments	6,389	1,410	8,348	3,119
Excess tax benefits from stock-based compensation plans	—	3,595	(2,354)	(12,842)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(81,428)	33,222	49,033	(188,360)
Other receivables	(23,285)	4,308	(14,022)	(2,687)
Inventories	15,560	(17,177)	181,737	11,609
Accounts payable and accrued liabilities	208,068	(27,772)	(327,583)	28,178
Prepaids and other, net	(57,014)	(49,705)	52,034	(55,370)

Net cash provided by operating activities	260,764	71,857	38,229	8,594

Investing Activities:
Purchases of investments	(17,470)	(20,040)	(22,248)	(31,103)
Sales of investments	348	19,446	2,441	29,615
Purchases of property, plant & equipment, net	(14,612)	(13,402)	(23,752)	(24,321)
Proceeds from sale-leaseback transaction	—	—	—	24,960
Acquisition, net of cash acquired	—	(97,905)	(340,118)	(97,905)
Purchases of intangible assets	(2,000)	—	(3,310)	(34,340)
Other, net	575	—	3,507	2,904

Net cash used in investing activities	(33,159)	(111,901)	(383,480)	(130,190)

Financing Activities:
Proceeds from issuance of debt	—	—	800,000	—
Proceeds from sale-leaseback financing transaction	—	—	—	58,729
Repayment of accounts receivable financing facility	—	—	(12,042)	—
Payment of financing lease obligation	(150)	(105)	(314)	(105)
Payment of debt obligations	(22,375)	(15,000)	(275,000)	(28,750)
Payment for deferred financing fees and debt discount	—	(8,239)	(2,304)	(8,239)
Repurchase of common stock	—	—	(150,003)	(24,999)
Excess income tax benefits from stock-based compensation plans	—	(3,595)	2,354	12,842
Repurchase of shares to satisfy employee minimum tax withholdings	(148)	(3,792)	(14,193)	(24,986)
Fees and proceeds from issuance of common stock, net	6,879	7,983	4,163	8,004
Capital contribution from non-controlling interest	—	54,250	—	54,250

Net cash (used in) provided by financing activities	(15,794)	31,502	352,661	46,746

Net decrease in cash and cash equivalents	211,811	(8,542)	7,410	(74,850)
Cash and cash equivalents at beginning of period	659,181	499,482	863,582	565,790

Cash and cash equivalents at end of period	$870,992	$490,940	$870,992	$490,940

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

(in thousands, except per share data)

	Q2 2015		Q1 2016		Q2 2016		YTD Jun 2015		YTD Jun 2016
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Sales	$1,260,077		$1,614,706		$1,730,044		$1,225,017		$3,344,750

Highlighted items:
Reduction in revenue related to warrants	—		—		4,283		—		4,283

Sales excluding highlighted items	$1,260,077		$1,614,706		$1,734,327		$1,225,017		$3,349,033

	Q2 2015		Q1 2016		Q2 2016		YTD Jun 2015		YTD Jun 2016
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) attributable to ARRIS International plc	$16,758	$0.11	$(202,573)	$(1.06)	$84,228	$0.44	$35,883	$0.24	$(118,347)	$(0.62)

Highlighted items:
Impacting gross margin:
Stock compensation expense	2,214	0.01	2,239	0.01	1,997	0.01	4,005	0.03	4,236	0.02
Reduction in revenue related to warrants	—	—	—	—	4,283	0.02	—	—	4,283	0.02
Acquisition accounting impacts of fair valuing inventory	—	—	30,292	0.16	20,039	0.10	—	—	50,331	0.26

Impacting operating expenses:
Integration, acquisition, restructuring and other costs	12,566	0.08	90,921	0.47	43,138	0.23	13,464	0.09	134,059	0.70
Amortization of intangible assets	56,783	0.38	98,493	0.51	109,883	0.57	113,930	0.76	208,376	1.08
Stock compensation expense	14,079	0.09	12,037	0.06	9,905	0.05	26,262	0.18	21,942	0.11
Noncontrolling interest share of Non-GAAP adjustments	(799)	(0.01)	(776)	—	(776)	—	(799)	(0.01)	(1,552)	(0.01)

Impacting other (income) / expense:
Impairment of Investments	150	—	—	—	5,000	0.03	150	—	5,000	0.03
Debt amendment fees	14,382	0.10	—	—	—	—	14,382	0.10	—	—
Credit facility - ticking fees	—	—	(9)	—	—	—	—	—	(9)	—
Foreign exchange contract losses related to cash consideration of Pace acquisition	(6,845)	(0.05)	1,610	0.01	—	—	(6,845)	(0.05)	1,610	0.01
Loss on sale of building	—	—	—	—	—	—	5,142	0.03	—	—

Impacting income tax expense:
Foreign withholding tax	—	—	54,741	0.28	—	—	—	—	54,741	0.28
Net tax items	(30,122)	(0.20)	3,417	0.02	(117,291)	(0.61)	(60,655)	(0.41)	(113,874)	(0.59)

Total highlighted items	62,408	0.42	292,965	1.51	76,178	0.40	109,036	0.73	369,143	1.92

Net income excluding highlighted items	$79,166	$0.53	$90,392	$0.47	$160,406	$0.84	$144,919	$0.97	$250,796	$1.30

Weighted average common shares - basic		146,293		191,743		190,409		145,823		191,076

Weighted average common shares - diluted		149,276		193,591		191,250		149,133		192,421

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO NON-GAAP SALES & GROSS MARGIN RECONCILATION

	Q2 2015	Q1 2016	Q2 2016
Sales - GAAP	1,260.1	1,614.7	1,730.0
Fair value of Warrants Adjustment	—	—	4.3

Adjusted Sales - Non- GAAP	1,260.1	1,614.7	1,734.3

GAAP Gross Margin	364.4	384.0	444.7
Fair Value of Inventory Adjustment	—	30.3	20.0
Equity Compensation	2.2	2.2	2.0
Fair value of Warrants Adjustment	—	—	4.3

Adjusted Gross Margin - Non-GAAP	366.6	416.6	471.1

GAAP Gross Margin - %	28.9%	23.8%	25.7%
Adjusted Gross Margin - Non-GAAP - %	29.1%	25.8%	27.2%

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO NON-GAAP SALES & DIRECT CONTRIBUTION RECONCILATION

	Q2 2016
	Network & Cloud	CPE	Corp/ Other	Total
Net Sales	563.5	1,170.3	(3.7)	1,730.0
Non GAAP Adjustments (1)	—	—	4.3	4.3

Adjusted Net Sales	563.5	1,170.3	0.6	1,734.3

Direct Contribution (2)	183.3	177.5	(174.4)	186.4
Non GAAP Adjustments (3)	—	—	36.2	36.2

Adjusted Direct Contribution	183.3	177.5	(138.2)	222.6

Direct Contribution % of sales	32.5%	15.2%		12.8%

(1)	Impact of warrants adjustment.
(2)	Defined as gross margin less direct operating expenses, excluding amortization of intangible assets, restructuring charges, acquisition, integration and other costs.
(3)	Equity compensation expense, adjustments related to the acquisition accounting impacts and warrants adjustment.

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO NON-GAAP EPS GUIDANCE RECONCILATION

Q3 2016 Guidance
Estimated GAAP Sales - $M	1,698 - 1,748
Warrants - $M	2

Estimated Adjusted (Non-GAAP) Sales - $M	1,700 - 1,750

Estimated GAAP EPS	$0.28 - $0.33
Reconciling Items:
Amortization of Intangibles	0.49
Stock Compensation Expense	0.10
Integration and Other Costs	0.06
Warrants	0.01
Net tax items	(0.22)

Subtotal	0.44

Estimated Adjusted (Non-GAAP) EPS	$0.72 - $0.77

Note: GAAP sales and EPS will be impacted by the fair value of warrants issued which can vary depending upon the ultimate volumes, product mix and fair value calculation.

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income (loss) measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of restricted stock units. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Reduction in Revenue Related to Warrants: We entered into an agreement with a customer for the issuance of warrants to purchase up to 8.0 million of ARRIS’ ordinary shares. Vesting of the warrants is subject to certain purchase volume commitments, and therefore the accounting guidance requires that we record the fair value of warrants as a reduction in revenue. Until final vesting, changes in the fair value of the warrants will be marked to market and any adjustment recorded in revenue. We have excluded the effect of the implied fair value in calculating our non-GAAP financial measures. We believe it is useful to understand the effects of these items on our total revenues and gross margin.

Acquisition Accounting Impacts Related to Inventory Valuation: In connection with the accounting related to our acquisitions, business combinations rules require the inventory be recorded at fair value on the opening balance sheet. This is different from historical cost. Essentially we are required to write the inventory up to end customer price less a reasonable margin as a distributor. We have excluded the resulting adjustments in inventory and cost of goods sold as the historic and forward gross margin trends will differ as a result of the adjustments. We believe it is useful to understand the effects of this on revenue and margin.

Integration, Acquisition, Restructuring and Other Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income (loss) measures. We incurred expenses in connection with the ActiveVideo and the Pace acquisitions, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring consists of employee severance and abandoned facilities. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income (loss) measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Noncontrolling Interest share of Non-GAAP Adjustments: The joint venture formed with Charter for the acquisition of ActiveVideo is accounted for by ARRIS under the consolidation method. As a result, the consolidated statement of operations include the revenues, expenses, and gains and losses of the noncontrolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated statement of operations. We have excluded the noncontrolling share of any non GAAP adjusted measures recorded by the joint venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment of Investments: We have excluded the effect of an other-than-temporary impairment of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Debt Amendment Fees: In 2015, the Company amended its credit agreement. This debt modification allowed us to improve the terms and conditions of the credit agreement, extend the maturities of certain loan facilities, increase the amount of the revolving credit facility, and add a new term A-1 loan facility. We have excluded the effect of the associated fees in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Credit Facility - Ticking Fees: In connection with our acquisition of Pace, the cash portion of the consideration was funded through debt financing commitments. A ticking fee is a fee paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Foreign Exchange Contract (Gains) Losses Related to Cash Consideration of Pace Acquisition: In the second quarter of 2015, the Company announced its intent to acquire Pace plc in exchange for stock and cash. We subsequently entered into foreign exchange forward contracts in order to hedge the foreign currency risk associated with the cash consideration of the Pace acquisition. These foreign exchange forward contracts were not designated as hedges, and accordingly, all changes in the fair value of these instruments are recognized as a loss (gain) on foreign currency in the Consolidated Statements of Operations. We believe it is useful to understand the effect of this on our other expense (income).

Loss on Sale of Building: In the first quarter of 2015, the Company sold land and a building that qualified for sale-leaseback accounting and was classified as an operating lease. A loss has been recorded on the sale. We have excluded the effect of the loss on sale of property in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Foreign Withholding Tax: In connection with our acquisition of Pace, ARRIS US Holdings, Inc. transferred shares of its subsidiary ARRIS Financing II Sarl to ARRIS International plc. Under U.S. tax law, based on the best available information, we believe the transfer constituted a deemed distribution from ARRIS U.S. Holdings Inc. to ARRIS International plc that is treated as a dividend for U.S. tax purposes. A deemed dividend of this type is subject to U.S. withholding tax to the extent of the current and accumulated earnings and profits (as computed for tax purposes) (“E&P”) of ARRIS U.S. Holdings Inc., which include the E&P of the former ARRIS Group, Inc. and subsidiaries through

December 31, 2016. Accordingly, ARRIS U.S. Holdings Inc. remitted U.S. withholding tax in the amount of $55 million based upon its estimated E&P of $1.1 billion and the U.S. dividend withholding tax rate of 5 percent (as provided in Article 10 (Dividends) of the United Kingdom-United States Tax Treaty). We have excluded the withholding tax in calculating our non-GAAP financial measures.

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state valuation allowances, research and development tax credits and provision to return differences.